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                                                                    EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 7, 1994, in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement (Form S-4 No. 333-_____) of Health Systems International, Inc. (HSI) for the registration of shares of HSI's common stock, which report relied on the opinion of Deloitte & Touche LLP with respect to the information related to QualMed, Inc. included in such financial statements and schedules, with respect to the 1993 consolidated financial statements and schedules of HSI included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                            ERNST & YOUNG LLP


January 6, 1997
Los Angeles, California